Exhibit 10.5

CPI CARD GROUP INC.
OMNIBUS INCENTIVE PLAN

FORM OF NONQUALIFIED STOCK OPTION AGREEMENT

This FORM OF NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made effective as of              , 2015 (the “Grant Date”) by and between CPI Card Group Inc., a Delaware corporation (the “Company”), and                        (the “Participant”), pursuant to the CPI Card Group Inc. Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Company desires from time to time to grant options to purchase shares (the “Shares”) of its common stock, par value $0.001 per Share (the “Common Stock”), to certain key Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates;

WHEREAS, the Company has adopted the Plan in order to effect such grants; and

WHEREAS, the Participant is an Eligible Recipient as contemplated by the Plan, and the Committee has determined that it is in the interest of the Company to make this grant to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.                                      Shares Subject to Option; Exercise Price.

(a)                                 Shares Subject to Option.  The Company shall grant to the Participant, effective as of the Grant Date, an option to purchase [NUMBER] Shares from the Company, which shall become exercisable, if at all, as provided in Section 2(a) (the “Option”).

(b)                                 Exercise Price.  The Option shall have an exercise price of [$NUMBER] per Share (the “Exercise Price”), which is not less than the Fair Market Value per Share on the Grant Date.

(c)                                  Option Subject to Plan.  By signing this Agreement, the Participant acknowledges that he or she has been provided a copy of the Plan and has had the opportunity to review such Plan.

(d)                                 Character of Option.  The Option granted hereunder is not intended to be an “incentive stock option” within the meaning of Code Section 422.

2.                                      Vesting and Exercisability; Expiration.

(a)                                 Vesting and Exercisability.  The Option shall vest and become exercisable in installments as follows: (i) thirty-three and two-fifths percent (33.4%) of the Option will vest and become exercisable on the second (2nd) anniversary of the Grant Date; and (ii) thirty-three and three-tenths percent (33.3%) of the Option will vest and become exercisable on each of the third (3rd) and fourth (4th) anniversaries of the Grant Date; in each case, subject to the Participant’s continuous service with the Company or a Subsidiary or Affiliate thereof, as applicable, whether as an Employee, Director or Consultant (“Service”), from the Grant Date through each such anniversary. Notwithstanding the foregoing, all or a portion of the Option shall also vest and become exercisable at the times and under the circumstances described in Sections 4 and 5.

(b)                                 Normal Expiration Date.  Unless the Option earlier terminates in accordance with Sections 2 or 4, the Option shall terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”). Once a portion of the Option has become exercisable pursuant to this Section 2, such portion of the Option may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

3.                                      Method of Exercise and Payment.

All or part of the exercisable portion of the Option may be exercised by the Participant upon (a) the Participant’s written notice to the Company of exercise and (b) the Participant’s payment of the Exercise Price in full at the time of exercise (i) in cash or cash equivalents, (ii) with the consent of the Committee, in Shares, valued at the Fair Market Value on the date of exercise, or (if permitted by the Committee and subject to such terms and conditions as it may determine) by surrender of outstanding Awards under the Plan, or (iii) in accordance with such procedures or in such other form as the Committee shall from time to time determine (including by net exercise or permitting broker’s cashless exercise procedure). As soon as practicable after receipt of a written exercise notice and payment in full of the Exercise Price of any exercisable portion of the Option in accordance with this Section 3, but subject to Section 8 below, the Company shall deliver to the Participant (or such other person or entity) a certificate, certificates or electronic book-entry notation representing the Shares acquired upon the exercise thereof, registered in the name of the Participant (or such other person or entity), provided that, if the Company, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 3 must bear a legend restricting the transfer of such Shares, such certificates shall bear the appropriate legend.

4.                                      Termination of Service.

(a)                                 Termination due to Death or Disability.  Subject to Section 4(f), in the event that the Participant’s Service terminates by reason of the Participant’s death or Disability, then any unvested portion of the Option held by the Participant shall immediately vest in full, and the Option may be exercised by the Participant or the Participant’s beneficiary as designated in accordance with Section 10, or if no such beneficiary is named, by the Participant’s estate, at any time prior to one (1) year following the Participant’s termination of Service or the Normal Expiration Date of the Option, whichever period is shorter. The Option shall terminate immediately thereafter.

(b)                                 Termination due to Retirement.  Subject to Section 4(f), in the event that the Participant’s Service terminates by reason of the Participant’s Retirement, any then vested portion of the Option may be exercised by the Participant at any time prior to one (1) year following the Participant’s termination of Service or the Normal Expiration Date of the Option, whichever period is shorter. The Option shall terminate immediately thereafter.

(c)                                  Termination due to Approved Retirement. Subject to Section 4(f), in the event that the Participant’s Service terminates by reason of the Participant’s Retirement and the Participant has satisfactorily completed various requirements as set forth by the Committee (an “Approved Retirement”), then the Option shall continue to vest and become exercisable in accordance with this Agreement.  The Option shall be exercisable until the Normal Expiration Date of the Option.

(d)                                 Termination for Cause.  Subject to Section 4(f), in the event that the Participant’s Service terminates for Cause, the entire Option held by the Participant, whether or not then vested and exercisable, shall terminate and be cancelled immediately upon such termination of Service.

(e)                                  Other Termination of Service.  Subject to Section 4(f), in the event that the Participant’s Service terminates for any reason other than (i) death, (ii) Disability, (iii) Retirement, (iv) Approved Retirement or (v) for Cause, then the portion of the Option held by the Participant that is vested and exercisable as of the date of the Participant’s termination of Service shall be exercisable at any time up until the ninetieth (90th) day following the Participant’s termination of Service (or, in the event that the Participant dies or becomes Disabled after the termination of Service, but within the period during which the Option would otherwise be exercisable hereunder, such ninety (90) day period shall be extended to the date that is one (1) year after such termination) or the Normal Expiration Date of the Option, whichever period is shorter. The Option shall terminate immediately thereafter. Any portion of the Option held by the Participant that is not then exercisable shall terminate and be cancelled immediately upon such termination of Service.

(f)                                   Committee Discretion.  The Committee may at any time extend the post-termination exercise period of all or any portion of the Option up to and including, but not beyond, the Normal Expiration Date of such Option.

5.                                      Qualifying Terminations Following a Change in Control.

(a)                                 Qualifying Termination. Notwithstanding any language in the Plan or the Participant’s employment or other services agreement with the Company to the contrary, the Option will not vest solely upon a Change in Control unless such Option is not assumed by the Company’s successor or converted to an equivalent value award upon substantially the same terms effective immediately following the Change in Control. However, the Participant will be immediately entitled to exercise the entire Option, whether vested or unvested, if the Participant experiences a Qualifying Termination. A “Qualifying Termination” occurs if, within two (2) years following a Change in Control, the Participant’s Service is terminated (i) by the Company without Cause or (ii) by the Participant for Good Reason.

(b)                                 Good Reason.  For purposes of this Agreement, “Good Reason” shall have the same meaning set forth in the Participant’s employment or other services agreement with the

Company.  If the Participant is not party to such an agreement that defines such term, “Good Reason” shall mean the occurrence of any of the following circumstances or events:

(i)                                     a material reduction by the Company of the Participant’s base compensation (other than pursuant to an across-the-board reduction in base compensation applicable to similarly situated service providers of the Company);

(ii)                                  the transfer of the Participant’s principal place of Service to a location fifty (50) or more miles from its location immediately preceding the transfer; or

(iii)                               the material diminution by the Company of the Participant’s duties or responsibilities with respect to this or her Service.

The Participant will provide the Company with written notice describing which of the circumstances above is cause for the Good Reason termination within thirty (30) days after the occurrence of the event giving rise to the notice. The Company will have thirty (30) days from the receipt of such notice to cure the event prior to the Participant exercising his or her right to terminate for Good Reason and, if not cured, the Participant’s termination will be effective upon the expiration of such cure period.

6.                                      Tax Withholding.

Whenever Shares are to be issued pursuant to the exercise of any portion of the Option or any cash payment is to be made hereunder, the Company or any Affiliate thereof shall have the power to withhold, or require the Participant to remit to the Company or such Affiliate thereof, an amount sufficient to satisfy the statutory minimum federal, state, and local withholding tax requirements, both domestic and foreign, relating to such transaction, and the Company or such Affiliate thereof may defer payment of cash or issuance of Shares until such requirements are satisfied.

7.                                      Non-Competition, Non-Solicitation and Non-Disparagement.

(a)                                 Restrictive Covenants. In exchange for good and valuable consideration, including the Option granted herein, the sufficiency of which is acknowledged, the Participant agrees as follows (the “Restrictive Covenants”):

(i)                                     Non-Competition and Non-Solicitation. During the period of the Participant’s Service and for two (2) years following the termination thereof, the Participant shall not and shall cause each of his or her Affiliates not to:

(A)                               enter into or engage in any business that competes with the Business within the Restricted Territory;

(B)                               solicit customers, active prospects, business or patronage for any business, wherever located, that competes with the Business within the Restricted Territory or sell any products or services for any business, wherever located, that competes with the Business or could then be provided by the Business within the Restricted Territory;

(C)                               solicit, divert, entice or otherwise take away any employees, customers, former customers, active prospects, business, patronage or orders of the Company or any Subsidiary within the Restricted Territory or attempt to do so; or

(D)                               counsel, promote or assist, financially or otherwise, any person engaged in any business that competes with the Business within the Restricted Territory.

(ii)                                  Non-Disparagement. The Participant shall not, during the period of his or her Service or at any time thereafter, disparage, denigrate or harass the Company, any of its Affiliates or any of their respective agents, employees, managers, shareholders, directors, officers, or partners.

(iii)                               Other Covenants. For the avoidance of doubt, the Restrictive Covenants are in addition to, and not in lieu of, any restrictive covenants to which the Participant may otherwise be subject, whether under the terms of his or her employment or services agreement or otherwise.

(b)                                 Definitions. For purposes of this Agreement:

(i)                                     “Business” means manufacturing, personalizing, designing, fulfilling, packaging, distributing, selling and marketing plastic cards, including, without limitation, credit cards, debit cards, ATM cards, loyalty cards, gift cards, membership cards, gaming cards, player tracking cards, casino cards, hotel key cards, access cards, ID cards, contactless cards, prepaid cards, chip cards, EMV cards, dual interface cards, and blank cards; and

(ii)                                  “Restricted Territory” means (A) the United States, Canada, Mexico and the United Kingdom; and (B) the geographic area, whether within or outside of the geographic area described in clause (A), in which reside any customers with which the Participant had any contact or for which the Participant had any responsibility (whether indirect, direct or advisory) at the time of the Participant’s termination of Service or at any time during the two (2) year period prior to such termination.

(c)                                  Reasonableness of Restrictions. The Participant agrees that the scope and duration of the Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company.

(d)                                 Remedies for Breach.

(i)                                     Forfeiture of Option. In the event of the Participant’s breach of any of the Restrictive Covenants, the Option (whether vested or unvested) shall immediately be forfeited.

(ii)                                  Recovery of Shares. In the event of the Participant’s breach of any of the Restrictive Covenants, the Company shall be entitled to recover any Shares acquired upon the exercise of the Option and, if the Participant has previously sold any Shares derived from the Option, the Company shall also have the right to recover from the Participant the economic value thereof.

(iii)                               Other Relief. In the event of the Participant’s actual or threatened breach of this Agreement, the Participant agrees that the Company will be entitled to provisional and injunctive relief in addition to any other available remedies at law or equity.

8.                                      Nontransferability of Awards.

The Option granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a permitted transferee. All rights with respect to the Option granted to the Participant hereunder shall be exercisable during his or her lifetime only by such Participant or, if permitted by the Committee, a permitted transferee. Following the Participant’s death, all rights with respect to the Option that were exercisable at the time of the Participant’s death and have not terminated shall be exercised by his or her designated beneficiary, his or her estate or, if designated by the Committee, a permitted transferee.

9.                                      Buyout and Settlement for Shares.

Upon the purported exercise of any portion of the Option, in lieu of accepting payment of the Exercise Price therefor and delivering the number of Shares for which the Option is being exercised, the Committee may cause the Company either (a) to pay the Participant an amount in cash equal to the amount, if any, by which the aggregate Fair Market Value of the Shares as to which the Option is being exercised exceeds the aggregate Exercise Price, or (b) to deliver to the Participant a lesser number of Shares, having a Fair Market Value on the date of exercise, equal to the amount, if any, by which the aggregate Fair Market Value of the Shares as to which the Option is being exercised exceeds the aggregate Exercise Price for such Shares. Upon payment of cash or distribution of Shares pursuant to this Section 9, the Participant’s rights as to the portion of the Option which is the subject of such payment or distribution shall be deemed satisfied in full.

10.                               Beneficiary Designation.

The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his or her death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime.

11.                               Adjustment in Capitalization.

The aggregate number of Shares subject to outstanding Option grants and the respective prices and/or vesting criteria applicable to outstanding Options, shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock, or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares affecting the Common Stock, or any issuance of any warrants or rights offering (other than any such offering under the Plan) to purchase Common Stock at a price materially below Fair Market Value, or any other similar event affecting the Common Stock. All determinations and calculations required under this Section 11 shall be made in the sole discretion of the Committee.

12.                               Requirements of Law.

The issuance of Shares pursuant to the Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon exercise of any portion of the Option granted hereunder, if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

13.                               No Guarantee of Continued Service.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof to terminate the Participant’s Service at any time or confer upon the Participant any right to continued Service.

14.                               No Rights as Stockholder.

Except as otherwise required by law, the Participant shall not have any rights as a stockholder with respect to any Shares covered by the Option granted hereunder until such time as the Shares issuable upon exercise of such Option have been so issued.

15.                               Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

16.                               Amendments.

The Committee may, in its sole discretion, at any time and from time to time, alter or amend this Agreement and the terms and conditions of the unvested portion of any Option (but not any previously granted vested Options) in whole or in part, including without limitation, amending the criteria for vesting and exercisability set forth in Section 2 hereof, substituting alternative vesting and exercisability criteria and imposing certain blackout periods on Options; provided that such alteration, amendment, suspension or termination shall preserve the economic value, as determined by the Committee in its sole good faith discretion, of any previously granted Option. The Company shall give written notice to the Participant of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended by a writing signed by both the Company and the Participant.

17.                               Miscellaneous.

(a)                                 Notices.  All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (A) delivered personally, (B) mailed, certified or registered mail with postage prepaid, (C) sent by next-day or overnight mail or delivery, or (D) sent by fax, as follows:

(i)                                           If to the Company:

CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
Attention:  Chief Human Resources Officer
Phone:  303-345-2424

(ii)                                        If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b)                                 Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)                                  Waiver.  Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this. Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(d)                                 Code Section 409A Compliance.  Notwithstanding any provision of this Agreement, to the extent that the Committee determines that any portion of the Option granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this

Agreement, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Option in order to cause such portion of the Option to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(e)                                  Applicable Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(f)                                   Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(g)                                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

— Signature page follows —

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

CPI CARD GROUP INC.

By:

Name:

Title:

PARTICIPANT

Name: